Exhibit 10.1

AMENDMENT NO. 5 TO THE

CHINA JO-JO DRUGSTORES, INC.

2010 EQUITY INCENTIVE PLAN

WHEREAS, China Jo-Jo Drugstores, Inc. (the “Company”) maintains the China Jo-Jo Drugstores, Inc. 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, Section 1.5 of the Plan provides that the board of directors of the Company (the “Board”) or a committee appointed by the Board may amend the Plan at any time; and

WHEREAS, the committee appointed by the Board, or the Compensation Committee deems it desirable to amend the Plan to reflect certain changes to the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the passage of the Tax Cuts and Jobs Act of 2017, including the elimination of performance based compensation under Code Section 162(m);

NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2018 as follows:

Disability

1.	Plan Section 1.2.12 “Covered Employee” is deleted in its entirety and replaced with the following language:

Reserved.

2.	Plan Section 1.2.26 “Performance Measure” is hereby amended to remove the following language:

to a Covered Employee, to the extent intended to meet the performance-based compensation exception under Code Section 162(m),

3.	Plan Section 1.2.34 “Shareholder Approval Date” is hereby amended to remove the following language:

s, 162(m) (if applicable)

4.	Plan Section 1.3.2 is deleted in its entirety.

5.	Plan Section 1.4.1 is hereby amended to remove the following language:

and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder

6.	Plan Section 1.4.3 is hereby amended to remove the following language:

or Section 162(m) of the Code

7.	Plan Section 6.2 is hereby deleted in its entirety.

8.	Plan Section 7.1.4 is hereby amended to read as follows:

Other Adjustments. The Committee (and the Board) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Grantee, and any other circumstances deemed relevant.

9.	Except as expressly modified hereby, the provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Compensation Committee has caused this Amendment to be executed this 30th day of June, 2018.

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer